Exhibit 99.1

Susie H. VanHuss Joins SCBT Financial Corporation Board of Directors

    COLUMBIA, S.C.--(BUSINESS WIRE)--Oct. 27, 2004--SCBT Financial Corporation (NASDAQ: SCBT) the holding company for South Carolina Bank and Trust and South Carolina Bank and Trust of the Piedmont, today announced the appointment of Susie H. VanHuss, Ph.D. as director for SCBT Financial Corporation. "We are delighted to welcome Dr.VanHuss as a member of the board of directors of SCBT Financial Corporation and also as a board member of our lead bank, South Carolina Bank and Trust," said Robert R. Horger, Chairman of the Board of SCBT. "Susie has a distinguished background in academia, impeccable teaching credentials and an impressive list of accomplishments in the fields of business communications, administrative systems and personnel management. We are fortunate to have her with us and look forward to her leadership and contributions to the future success of SCBT."
    Dr. VanHuss was named executive director of the University of South Carolina Foundations and Distinguished Professor Emerita of Management in September 1997. Previously she served as Professor and Head of the Management Department in The Moore School of Business of the University of South Carolina. From July 1993 through September 1994, she served as Interim Dean of The Moore School of Business. She has served on the faculties of Loyola University, Indiana University, Northeast Louisiana University and the University of Southwestern Louisiana. She received her B.S degree from the University of Southwestern Louisiana and her MBA and Ph.D. degrees from Indiana University.
    She is a prolific author and recipient of the Gold Book Award from SouthWestern Publishing Co., commemorating the sale of one million copies of one of her textbooks. Her work includes textbooks in communications, keyboarding and office technology. She has written numerous journal articles and has served on the editorial review boards of several leading business educational journals.
    Dr. VanHuss has served in various capacities as a member of five national honorary organizations and many professional organizations. Her biographical listings include Outstanding Educators of America, Who's Who in America, World Who's Who of Women, and Directory of Distinguished Americans. She received the Southern Business Education Association Award for Outstanding Leadership and the YMCA's Diamond TWIN (Tribute to Women in Industry) Award.
    She serves on several external boards of directors and advisory councils, including the Board of Governors of the South Carolina Patients' Compensation Fund, the Carolina Children's Home, the Central Carolina Community Foundation, and Junior Achievement, as well as serving as ex officio board member of the five USC foundations. She has previously served on the boards of numerous business, governmental and philanthropic organizations. She served for eight years as the USC Faculty Representative to the National Collegiate Athletics Association.
    Dr. VanHuss has done extensive consulting and training for industry and education groups in 48 states, six provinces of Canada, Germany, Poland, Hungary, Austria, Jamaica, the Dominican Republic, and Puerto Rico.
    SCBT Financial Corporation is a multi-bank holding company whose principal subsidiaries are South Carolina Bank and Trust, N.A. and South Carolina Bank and Trust of the Piedmont, N.A. The Mortgage Banc, Inc. is a wholly owned subsidiary of South Carolina Bank and Trust, N.A. Through these subsidiaries, SCBT Financial Corporation operates 34 financial centers in 12 South Carolina counties. The Company offers a full range of retail and commercial banking services, mortgage lending services, trust and investment services, and consumer finance loans. SCBT Financial Corporation's common stock is traded on the NASDAQ Stock Market under the symbol "SCBT".

    CONTACT: SCBT Financial Corporation
             C. John Hipp, III, CEO, 803-771-2265
             Fax: 803-765-1966